FOR IMMEDIATE RELEASE

CORE MOLDING TECHNOLOGIES REPORTS RESULTS FOR THE
2016 FOURTH QUARTER AND FULL YEAR

COLUMBUS, Ohio - March 7, 2017 - Core Molding Technologies, Inc. (NYSE MKT: CMT) (“Core Molding” or the “Company”) today announced results for the fourth quarter and full year ended December 31, 2016.

Fourth Quarter 2016 Compared to Fourth Quarter 2015:

•	Net sales were $49.1 million compared to $46.6 million

•	Product sales were $33.5 million compared to $43.5 million

•	Gross margin was 14.6% compared to 17.0%

•	Operating income was $3.1 million compared to $3.5 million

•	Net income was $2.0 million, or $0.26 per diluted share, compared with $2.3 million, or $0.31 per diluted share

Full Year 2016 Compared to Full Year 2015:

•	Net sales were $174.9 million compared to $199.1 million

•	Product sales were $146.6 million compared to $189.1 million

•	Gross margin was 16.0% compared to 18.2%

•	Operating income was $11.5 million compared to $18.5 million

•	Net income was $7.4 million, or $0.97 per diluted share, compared with $12 million, or $1.58 per diluted share

Business Overview
Kevin L. Barnett, President and Chief Executive Officer of Core Molding Technologies, stated, “Despite the challenges resulting from the cyclical downturn in the heavy-duty truck market in 2016, we were pleased with our overall financial performance for the year. Although product sales declined 22% for the year, we delivered a gross margin of 16% and nearly a dollar per share in earnings, indicative of our ability to manage costs during truck market cyclical downturns.”

Mr. Barnett added, “In 2016, we had several significant accomplishments. We successfully completed over $28 million of new and replacement tooling programs with our customers representing the largest single year of tooling in our history. Our market diversification efforts enabled us to partially offset the 30% product demand reduction we saw from our truck customers with increased product sales in other markets. We also had several key new product wins that will launch over the next couple of years and developed seven new sheet molding compound formulations. These new formulations support our efforts to be a leader in lightweight materials, expand our offering and improve the performance of our materials. Finally, our consistent profitability and disciplined capital management resulted in the addition of $19 million to our cash balance over the course of the year, further enhancing our financial flexibility, which will permit us to invest in future growth initiatives.”

Mr. Barnett continued, “Our fourth quarter total sales improved on a year over year basis, driven by the increase in tooling sales. Product sales were down year-over-year, as anticipated, reflecting the continued cyclical decline in the build-rates of our heavy-duty truck customers. Relative to the third quarter of 2016, our product sales were essentially flat following five quarters of sequential declines. We believe this is an indicator that the current truck cycle is nearing a bottom. Our fourth quarter gross margin was lower than the prior year, but compared to the third quarter of 2016 improved by more than 100 basis points, reflective of the operating cost improvements we implemented over the course of the year. We continue to work to improve our operating cost leverage as we manage through the current cyclical downturn.”

Outlook
Mr. Barnett stated, "Looking ahead to 2017, industry sources are predicting North American Class 8 truck production to be down approximately 10% compared to full year 2016 build levels. Given the cost reductions we made over the course of 2016, ongoing continuous improvement programs, and our industry diversification we believe we are prepared to work through this heavy-duty truck down cycle. We are encouraged that the same industry sources are calling for year-over-year increases for Class 8 truck production in the high-teens to low-twenty percentage range in 2018 and 2019, and we are planning accordingly so that we are prepared to capitalize on the potential strengthening demand.”

Mr. Barnett concluded, “While sales to the heavy-duty truck market will continue to be an important business for us over the long-term, further diversification into new markets, new materials and new processes remains an important part of our strategy. We plan to accomplish this both organically, as well as through acquisitions, utilizing our strong balance sheet and free cash flow. With our significant heavy-duty truck market share, progress we are making expanding our end markets and manufacturing capabilities, and our continuous improvement efforts, we remain optimistic in our ability to deliver long-term profitable growth and returns to our shareholders.”

About Core Molding Technologies, Inc.
Core Molding Technologies, Inc. is a manufacturer of sheet molding compound (SMC) and molder of fiberglass reinforced thermoset and thermoplastic materials. Core specializes in large-format moldings and offers a wide range of fiberglass processes, including compression molding of SMC, glass mat thermoplastics (GMT) and bulk molding compounds (BMC); compression and transfer molding of direct long-fiber thermoplastics (D-LFT); spray-up, lay-up, resin transfer (RTM) and vacuum resin transfer molding (V-RTM). Additionally, the company offers reaction injection molding (RIM) of dicyclopentadiene (DCPD). Core serves a wide variety of markets, including the medium and heavy-duty truck, marine, automotive, agriculture, construction and other commercial products markets. Headquartered in Columbus, Ohio, Core maintains plants in Columbus and Batavia, Ohio; Gaffney, South Carolina; Winona, Minnesota; and Matamoros, Mexico. For further information, visit the company's website at www.coremt.com.

This press release may contain certain forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements are those focused upon future plans, objectives or performance as opposed to historical items and include statements of anticipated events or trends and expectations and beliefs relating to matters not historical in nature. Such forward-looking statements involve known and unknown risks and are subject to uncertainties and factors relating to Core Molding Technologies' operations and business environment, all of which are difficult to predict and many of which are beyond Core Molding Technologies' control. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expect,” “intend,” “plans,” “projects,” “believes,” “estimates,” “confident” and similar expressions are used to identify these forward-looking statements. These uncertainties and factors could cause Core Molding Technologies' actual results to differ materially from those matters expressed in or implied by such forward-looking statements. Except as required by law, Core Molding Technologies, Inc. undertakes no obligation to update these forward looking statements.

Core Molding Technologies believes that the following factors, among others, could affect its future performance and cause actual results to differ materially from those expressed or implied by forward-looking statements made in this report: business conditions in the plastics, transportation, marine and commercial product industries (including slowdown in demand for truck production); federal and state regulations (including engine emission regulations); general economic, social, regulatory (including foreign trade policy) and political environments in the countries in which Core Molding Technologies operates; safety and security conditions in Mexico; dependence upon certain major customers as the primary source of Core Molding Technologies' sales revenues; efforts of Core Molding Technologies to expand its customer base; the ability to develop new and innovative products and to diversify markets, materials and processes and increase operational enhancements; the actions of competitors, customers, and suppliers; failure of Core Molding Technologies' suppliers to perform their obligations; the availability of raw materials; inflationary pressures; new technologies; regulatory matters; labor relations; the loss or inability of Core Molding Technologies to attract and retain key personnel; the Company’s ability to successfully identify, evaluate and manage potential acquisitions and to benefit from and properly integrate any completed acquisitions; federal, state and local environmental laws and regulations; the availability of capital; the ability of Core Molding Technologies to provide on-time delivery to customers, which may require additional shipping expenses to ensure on-time delivery or otherwise result in late fees; risk of cancellation or rescheduling of orders; management's decision to pursue new products or businesses which involve additional costs, risks or capital expenditures; inadequate insurance coverage to protect against potential hazards; equipment and machinery failure; product liability and warranty claims; and other risks identified from time-to-time in Core Molding Technologies' other public documents on file with the Securities and Exchange Commission, including those described in Item 1A of the Company’s 2015 Annual Report to stockholders on Form 10-K.

Company Contact: John Zimmer Vice President & Chief Financial Officer 614-870-5604 jzimmer@coremt.com	Investor Relations Contact: The Equity Group Inc. Fred Buonocore (212) 836-9607/fbuonocore@equityny.com Kevin Towle (212) 836-9620/ktowle@equityny.com www.theequitygroup.com

(See Accompanying Tables)

CORE MOLDING TECHNOLOGIES, INC.
Condensed Consolidated Statements of Income (Unaudited)
(in thousands, expect per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Net sales:
Products	$33,465	$43,492	$146,624	$189,103
Tooling	15,607	3,072	28,258	9,965
Total net sales	49,072	46,564	174,882	199,068

Total cost of sales	41,915	38,630	146,958	162,816

Gross margin	7,157	7,934	27,924	36,252

Total selling, general and administrative expense	4,018	4,460	16,379	17,754

Operating Income	3,139	3,474	11,545	18,498

Interest expense	65	94	298	330

Income before income taxes	3,074	3,380	11,247	18,168

Income tax expense	1,042	1,049	3,836	6,118

Net income	$2,032	$2,331	$7,411	$12,050

Net income per common share:
Basic	$0.27	$0.31	$0.97	$1.59
Diluted	$0.26	$0.31	$0.97	$1.58
Weighted average shares outstanding:
Basic	7,635	7,597	7,621	7,583
Diluted	7,699	7,625	7,661	7,623

Condensed Consolidated Balance Sheets
(in thousands)

	As of 12/31/2016	As of 12/31/2015
Assets:
Cash	$28,285	$8,943
Accounts Receivable	19,551	36,886
Inventories	10,912	13,697
Other Current Assets	2,521	3,158
Property, Plant and Equipment, net	70,601	74,103
Goodwill	2,403	2,403
Intangibles, net	563	613
Total Assets	$134,836	$139,803

Liabilities and Stockholders' Equity
Current Portion of Long-term Debt	$3,000	$3,714
Accounts Payable	8,534	13,481
Compensation and Related Benefits	5,004	8,474
Tooling in Progress	1,084	2,271
Accrued Liabilities and Other	2,658	2,122
Long-Term Debt	6,750	9,750
Deferred Tax Liability	2,373	2,252
Post Retirement Benefits Liability	8,667	9,006
Stockholders' Equity	96,766	88,733
Total Liabilities and Stockholders' Equity	$134,836	$139,803